UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 8, 2007
Date of report (Date of earliest event reported)
HUTCHINSON TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E.,
Hutchinson, Minnesota		55350

(Address of Principal Executive Offices)		(Zip Code)

(320) 587-3797

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Press Release

Item 2.02 Results of Operations and Financial Condition.
     On November 8, 2007, we issued a press release presenting our results of operations for the fiscal quarter and year ended September 30, 2007, which is furnished as Exhibit 99.1 hereto.
     The press release regarding our results of operations for the fiscal year ended September 30, 2007 includes presentations of non-GAAP financial measures of (i) net income and net income per share for fiscal 2007 fourth quarter excluding a favorable income tax adjustment of $9.2 million related to our deferred tax assets, (ii) net income and net income per share for fiscal 2007 excluding $8.7 million of pre-tax charges for severance costs and the write-off of design costs for a cancelled facility expansion and a favorable income tax adjustment of $10.3 million related primarily to our deferred tax assets, and (iii) net income and net income per share for fiscal 2006 excluding an increase to operating income of $5.0 million resulting from the resolution of a dispute with a former supplier. For each non-GAAP measure, the press release also provides the most directly comparable GAAP measure and a reconciliation of the non-GAAP measure to the GAAP measure. Management believes that the non-GAAP measures provide useful information to investors regarding our results of operations and financial condition because they eliminate unusual items impacting earnings and facilitate a more meaningful comparison and understanding of our operating performance for the current, past and future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press Release dated November 8, 2007 regarding results of operations for the fiscal quarter and year ended September 30, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED
Date: November 8, 2007	/s/ John A. Ingleman
John A. Ingleman
Vice President and Chief Financial Officer

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